SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 22, 2004

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation) 311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification no.) 48801 (Zip Code)

Registrant’s telephone number,
including area code: (989) 463-3131

Item 7.	Financial Statements and Exhibits.

Exhibit

99.1	Press release dated April 22, 2004.

Item 12.	Results of Operations and Financial Condition.

        On April 22, 2004, Firstbank Corporation issued a press release announcing results for its first quarter of 2004. A copy of the press release is attached as Exhibit 99.1.

        The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 22, 2004	FIRSTBANK CORPORATION (Registrant) By: /s/ Samuel G. Stone —————————————— Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1	Press Release Dated April 22, 2004.

FOR IMMEDIATE RELEASE		NEWS RELEASE
Date Submitted: NASDAQ Symbol:	April 22, 2004 FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FIRST QUARTER 2004 RESULTS

Highlights for the Quarter Include:

•	Earnings of $2.7 million for the first quarter of 2004, with earnings per share (diluted) of $0.47, showing increases over the fourth quarter of 2003

•	Continuing strength in commercial and commercial real estate loan growth

•	Net interest margin stabilizes at 4.51%

•	Continuing share repurchase activity

•	Continuing strong asset quality and capital ratios

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation announced net income of $2,681,000 for the quarter ended March 31, 2004, compared to $2,513,000 for the quarter ended December 31, 2003, an increase of 6.7%. Earnings per share were $0.47, up 9.3% from $0.43 for the fourth quarter of 2003. Returns on average assets and average equity for the first quarter of 2004 were 1.39% and 12.7%, respectively, compared with 1.30% and 11.7% respectively in the fourth quarter of 2003. Earnings in the first quarter of 2004 included benefit from a negative provision for loan losses of $191,000, as explained further below; whereas earnings in the fourth quarter of 2003 included benefit from $381,000 gain on sale of securities. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2003.

Although mortgage volumes and gain on sale of mortgages increased in the first quarter of 2004 compared to the fourth quarter of 2003, mortgage activity nationwide and in Firstbank’s market areas was significantly lower than year-ago levels, affecting comparisons with the year-ago period. Net income and earnings per share for the quarter ended March 31, 2004, decreased 18.6% and 17.5% respectively compared to the quarter ended March 31, 2003.

Strength in Firstbank’s loan generation continued in the first quarter of 2004. Average total portfolio loans grew 4.5% in the first quarter of 2004 compared to the fourth quarter of 2003 and were 8.5% above the level in the first quarter of 2003. However, several loan payoffs occurred late in the first quarter of 2004 causing the period-end balance of total portfolio loans to be just 0.5% above the level at December 31, 2003. Strength in loan portfolio growth was balanced between commercial and commercial real estate loans, which together increased 8.8% above the year-ago level, and residential mortgage loans, which increased 10.1%.

Total deposits increased 1.6% from December 31, 2003, and were slightly above the year-ago level. Non-interest bearing deposits showed a 10.9% seasonal decline from December 31, 2003, but were 6% over the level at March 31, 2003.

Firstbank’s net interest margin held steady at 4.51% in the first quarter of 2004, the same as in the prior quarter, but reduced from 4.57% in the first quarter of 2003.

Mr. Sullivan stated, “While it was extremely beneficial for our company, our customers, and our shareholders to participate aggressively in the mortgage refinance boom of 2002 – 2003, the end of the boom creates a predictably difficult year for quarterly earnings comparisons. Our people are responding wonderfully by shifting efforts to other products and services and reducing costs. Although somewhat masked by several commercial loan pay-offs near the end of the first quarter, loan demand continued to show strength in our markets and for our company. We also continue to believe that we have our banks’ balance sheets positioned to provide benefits to our net interest margin and to earnings from increasing interest rates, which we are anticipating as a part of the business cycle.”

After declining to very low levels during the fourth quarter of 2003 compared to earlier quarters, mortgage volumes nationwide and in Firstbank’s market areas showed some rebound in the first quarter of 2004. For Firstbank, gain on sale of mortgage loans of $784,000 in the first quarter of 2004 was 52% above levels in the fourth quarter of 2003, but was 67% below levels in the first quarter of 2003. Firstbank’s servicing portfolio continued to grow with the principal balance of loans serviced for others increasing to $471.4 million as of March 31, 2004, an increase of 1.5% from $464.4 million at December 31, 2003, and an increase of 19.2% from $395.6 million at March 31, 2003.

With continued focus on cost control, Firstbank reduced salaries and employee benefits expense by 1.8% in the first quarter of 2004 compared to the fourth quarter of 2003. Total non-interest expense was 2.3% below the level in the fourth quarter of 2003 and 4.0% below the level in the first quarter of 2003.

Firstbank repurchased 95,400 shares of its common stock in the first quarter of 2004, under the updated share repurchase program announced November 25, 2003. Shareholders’ equity declined 0.6% in the first quarter of 2004 as the impact of share repurchase exceeded increases from retained earnings and share issuance related primarily to dividend reinvestment and stock option exercises. The ratio of average equity to average assets stood at 11.0% in the first quarter of 2004, compared to 11.1% in the fourth quarter of 2003.

Firstbank’s asset quality measures remained strong. The ratio of non-performing loans to loans improved to 0.17% as of March 31, 2004, compared to 0.22% at December 31, 2003, and 0.31% at March 31, 2003. Net charge-offs of loans remained at low levels in relation to the size of the loan portfolio but increased in the first quarter of 2004 to $144,000, or 0.09% annualized as a percentage of average loans, compared to $114,000, or 0.07% annualized as a percentage of average loans in the fourth quarter of 2003 and $55,000, or 0.04% annualized in the first quarter of 2003. These measures of asset quality continue to be at levels considered in the industry to be favorable. During the first quarter of 2004, one of Firstbank’s banks received a partial payoff in the amount of $1,058,000 on a classified loan for which the allowance for loan losses included a specific reserve. Since the specific reserve for this loan then exceeded the remaining unpaid balance on the loan, and the allowance was otherwise at an appropriate level for the balance of the portfolio, the bank reversed $271,000 of reserve related to this loan. The result was a negative provision expense of $191,000 for Firstbank in the first quarter of 2004.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $772 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank - Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., and Raymond James Financial Services Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31 2004	Dec 31 2003	Mar 31 2003

ASSETS

Cash and cash equivalents:
Cash and due from banks	$ 21,579	$ 27,442	$ 24,525
Short term investments	11,858	5,703	40,845

Total cash and cash equivalents	33,437	33,145	65,370

Securities available for sale	64,122	70,731	75,446
Federal Home Loan Bank stock	5,184	4,929	4,746
Loans:
Loans held for sale	2,672	4,160	5,960
Portfolio loans:
Commercial	112,851	112,263	97,169
Commercial real estate	202,828	203,080	192,986
Residential mortgage	212,159	204,806	192,657
Real estate construction	52,746	55,160	42,449
Consumer	56,156	57,557	59,430
Credit card	1,961	2,587	2,476

Total portfolio loans	638,701	635,453	587,167
Less allowance for loan losses	(11,292)	(11,627)	(11,691)

Net portfolio loans	627,409	623,826	575,476

Premises and equipment, net	17,931	18,103	17,378
Goodwill	4,880	4,880	4,880
Other intangibles	2,622	2,698	2,919
Other assets	13,770	14,028	13,717

TOTAL ASSETS	$ 772,027	$ 776,500	$ 765,892

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	91,110	102,296	85,950
Interest bearing accounts:
Demand	189,767	181,642	186,228
Savings	99,877	95,395	87,477
Time	195,850	188,221	215,061

Total deposits	576,604	567,554	574,716

Securities sold under agreements to
repurchase and overnight borrowings	27,386	47,069	27,829
FHLB Advances and notes payable	72,727	67,255	68,558
Accrued interest and other liabilities	10,072	8,878	12,154

Total liabilities	686,789	690,756	683,257

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 10,000,000 shares authorized *	73,535	75,591	69,249
Retained earnings	10,749	9,187	12,028
Accumulated other comprehensive income	954	966	1,358

Total shareholders' equity	85,238	85,744	82,635

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 772,027	$ 776,500	$ 765,892

* Common stock shares issued and outstanding	5,589,389	5,642,304	5,661,992

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.17%	0.22%	0.31%
Non-Perf. Loans + OREO / Loans^ + OREO	0.21%	0.26%	0.41%
Non-Performing Assets / Total Assets	0.18%	0.21%	0.31%
Allowance for Loan Loss as a % of Loans^	1.77%	1.83%	1.99%
Allowance / Non-Performing Loans	1015%	822%	646%

Quarterly Average Balances:
Total Portfolio Loans^	$ 642,911	$ 615,474	$ 592,495
Total Earning Assets	$ 724,939	$ 714,907	$ 715,513
Total Shareholders' Equity	$ 85,167	$ 85,028	$ 80,430
Total Assets	776,694	763,503	763,113
Diluted Shares Outstanding	5,751,389	5,814,986	5,822,362

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three months Ended:

	Mar 31 2004	Dec 31 2003	Mar 31 2003

Interest income:
Interest and fees on loans	$ 10,180	$ 10,047	$ 10,562
Investment securities
Taxable	383	399	497
Exempt from federal income tax	242	254	264
Short term investments	24	44	122

Total interest income	10,829	10,744	11,445

Interest expense:
Deposits	1,786	1,812	2,469
Notes payable and other	1,030	1,000	1,020

Total interest expense	2,816	2,812	3,489

Net interest income	8,013	7,932	7,956
Provision for loan losses	(191)	105	210

Net interest income after provision for loan losses	8,204	7,827	7,746

Noninterest income:
Gain on sale of mortgage loans	784	515	2,370
Service charges on deposit accounts	649	630	605
Gain on sale of securities	0	381	7
Mortgage servicing	(20)	64	(265)
Other	952	1,083	1,372

Total noninterest income	2,365	2,673	4,089

Noninterest expense:
Salaries and employee benefits	3,941	4,012	3,762
Occupancy and equipment	969	912	949
Amortization of intangibles	76	76	112
FDIC insurance premium	22	21	23
Michigan single business tax	21	(17)	61
Other	1,574	1,757	1,973

Total noninterest expense	6,603	6,761	6,880

Income before federal income taxes	3,966	3,739	4,955
Federal income taxes	1,285	1,226	1,660

Net Income	$ 2,681	$ 2,513	$ 3,295

Fully Tax Equivalent Interest Income	$ 8,144	$ 8,098	$ 8,121

Per Share Data:
Basic Earnings	$ 0.48	$ 0.44	$ 0.58
Diluted Earnings	$ 0.47	$ 0.43	$ 0.57
Dividends Paid	$ 0.20	$ 0.19	$ 0.18

Performance Ratios:
Return on Average Assets*	1.39%	1.30%	1.76%
Return on Average Equity*	12.7%	11.7%	16.7%
Net Interest Margin (FTE) *	4.51%	4.51%	4.57%
Book Value Per Share+	$ 15.22	$ 15.20	$ 14.64
Average Equity/Average Assets	11.0%	11.1%	10.5%

Net Charge-offs	144	114	55
Net Charge-offs as a % of Average Loans^*	0.09%	0.07%	0.04%

* Annualized
+ Period End
^ Total loans less loans held for sale